Exhibit 99.1



For Immediate release:                     For additional information contact:

May 14, 2007                               William Galligan - 816-983-1551


        KCS Announces Proposed Offering by KCSM of Senior Notes Due 2014

Kansas City, Missouri, May 14, 2007 - Kansas City Southern ("KCS") (NYSE: KSU) announced today that its wholly-owned subsidiary, Kansas City Southern de Mexico, S.A. de C.V. (formerly known as TFM, S.A. de C.V.) (the "Company"), intends to offer $165.0 million in aggregate principal amount of Senior Notes due 2014 (the "Senior Notes"). The Company intends to use the proceeds of the offering, together with borrowings from a $30.0 million bank term loan and available cash on hand, as necessary, to redeem its 12.50% Senior Notes due 2012, to pay the applicable premium and expenses associated with the redemption, to pay fees and expenses related to the offering and for accrued and unpaid interest.

The Senior Notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Senior Notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the Senior Notes nor shall there be any sale of the Senior Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lazaro Cardenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" and the "Cautionary Information" sections of KCS's Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.